Exhibit 99.3

LPCN 1144 Improves Body Composition in Biopsy-Confirmed NASH Patients

Shadi Mehraban1, Benjamin Bruno2, Kilyoung Kim3, Kongnara Papankorn3, Nachaippan Chidambaram3, Mahesh Patel4, Anthony DelConte5

1Lipocine Inc., Clinical Affairs, Salt Lake City, United States, 2Lipocine Inc., Clinical Development, Salt Lake City, United States, 3Lipocine Inc., Product Development, Salt Lake City, United States, 4Lipocine Inc., Salt Lake City, United States, 5Saint Joseph's University, Philadelphia, United States

Background and Aims: Non-alcoholic Steatohepatitis (NASH) is a common cause of liver disease and rapidly rising to be the leading indication for liver transplantation. Sarcopenia, loss of muscle mass, occurs in 20-60% of patients with liver disease and reduces survival of cirrhotic patients. There is an unmet need for addressing adverse body composition (BC) in advanced NASH. A decrease in free testosterone (T) and increase in Sex Hormone Binding Globulin (SHBG) are reported with progression of NASH. LPCN 1144, an oral prodrug of endogenous T, is currently being investigated in an ongoing randomized, double-blind, paired biopsy, placebo-controlled, phase 2 study in men with NASH (LiFT, NCT04134091). Here, we present topline BC results post 20 weeks (w) of treatment.

Method: Biopsy-confirmed NASH (F1-F3) males were randomized 1:1:1 to three arms; 1) Treatment A: oral T twice daily (BID), 2) Treatment B: oral T with d-alpha tocopherol BID, and 3) oral matching placebo (PL) BID. BC parameters, including appendicular lean muscle mass (APLM), whole body fat mass (WBFM) and whole body lean mass (WBLM), were evaluated using Dual Energy X-ray Absorptiometry (DEXA) scan at baseline and w20. Other key outcomes measured were changes in SHBG, hepatic fat fraction, alanine aminotransferase (ALT), and aspartate aminotransferase (AST) at w12.

Results: APLM was significantly elevated with LPCN 1144 treatment compared to PL (p<0.05). Additionally, treatment with LPCN 1144 resulted in a significant reduction of WBFM compared to PL (p<0.01). Favorable BC changes, defined as a decrease in WBFM and an increase in WBLM, were observed in 64% of the subjects receiving LPCN 1144 compared to 15.4% in the PL arm(p<0.01). Furthermore, LPCN 1144 reduced progression of adverse muscle composition (AMC); 4% in the treatment arm vs 46.2% in the PL arm had an increase in WBFM and a decrease in WBLM (p<0.01). Treatment with LPCN 1144 significantly decreased SHBG from baseline compared to PL (p<0.001). Liver fat, ALT, and AST were also significantly reduced in both treatment arms compared to PL (p<0.001, <0.05, and <0.05, respectively).

Conclusion: LPCN 1144 significantly improved BC in biopsy-confirmed NASH male subjects. The forthcoming w36 data in the ongoing LiFT trial is expected to further elucidate the effects of LPCN 1144 on changes in BC. This significant impact of LPCN 1144 on BC can be beneficial in cirrhotic subjects. Larger longitudinal investigations may be required to study this potential effect in advanced liver disease.

Table:

	Relative Change from Baseline (%)			Percentage of	Percentage of
Group	Appendicular lean muscle mass	Whole body fat mass	Whole body lean mass	Subjects with Favorable Body Composition Post Therapy	Subjects with Adverse Muscle Composition Post Therapy
Placebo (N=13)	-1.65	3.24	-0.47	15.4	46.2
LPCN 1144 Treatment (N=25)	2.43	-5.07	2.40	64.0	4.0
P Value vs placebo	0.0111	0.0018	0.0473	0.0064	0.0035